Exhibit 99.1

Flux Power’s Battery Pack Technology Selected for TransPower’s New Semi-Truck for PortTechExpo Demonstration

Flux’s Batteries and Battery Management System to Provide Alternative Power Solution that Eliminates Emissions from Commercial Vehicle Used in California Ports

ESCONDIDO, CA (September 5, 2012) — Flux Power® Holdings, Inc. (OTCQB: FLUX), an innovator in durable, scalable, and affordable battery management solutions, today announced that it was selected by TransPower, an advanced clean energy technology company, to provide the battery packs for prototype battery-electric trucks to be unveiled at PortTechExpo on September 5-6 at the DoubleTree Hotel by Hilton in San Pedro, CA.

During the Expo, TransPower, a Diamond sponsor of the event, will demonstrate the capability of its new semi-trucks powered by Flux Power batteries and battery pack technology to offload shipping containers like those used in the heavily trafficked Los Angeles and Long Beach ports. The new vehicles, funded in part by competitive grants received from the California Energy Commission, are expected to offer a solution that can eliminate the need for traditional diesel-powered engines and substantially reduce or eliminate emissions in these severely congested ports.

PortTechExpo is being hosted by PortTechLA , a public/private non-profit technology center and business incubator operated by a coalition consisting of the City of Los Angeles, Port of Los Angeles and the San Pedro and Wilmington Chambers of Commerce. Its mission is to attract and mentor companies with technologies that will enable the Port of Los Angeles, and ports worldwide, to meet their immediate and future environmental, energy, security and logistics goals.

“We are delighted to be a part of TransPower’s new commercial semi-trucks. Full-battery electric or plug-in hybrid commercial vehicles hold enormous potential for reducing petroleum consumption and substantially lowering or even eliminating smog-forming and greenhouse gas emissions in heavily trafficked areas, such as the Ports of Los Angeles and Long Beach," said Chris Anthony, Flux Power Chief Executive Officer. “Our innovative battery management solutions are ideal for automotive manufacturers looking to migrate towards efficient, clean vehicles for the future. Flux’s battery management solutions are flexible enough to be used in a variety of applications, yet powerful enough to deliver the performance that industrial vehicles need to get the job done.”

“We selected Flux Power to supply the batteries and battery management system for our initial fleet of test vehicles because we’re interested in seeing if the company’s battery and battery management solutions will help us deliver a commercial vehicle that can substantially reduce the emissions in congested port areas, such as those we have in southern California,” said Dr. James Burns, VP and Chief Scientist of TransPower. “We look forward to including Flux products in the electric trucks to be unveiled at the PortTechExpo this week.”

Flux Power notes that electric vehicles are displacing traditional combustion vehicles for utility and passenger vehicle needs at an ever-growing rate as electric vehicle technology becomes more advanced and costs come down. Utility vehicles and commercial trucks are an ideal market for electric power, as they are often operated in confined or congested spaces where excess emissions from combustion vehicles is difficult to manage. Moreover, lowering these combustion motor emissions is a goal of many Federal and State agencies, which has also spurred adoption of electric technologies in this space. This adoption is further assisted by increased environmental consciousness on the part of consumers, which has increased sales of both hybrid electric and all electric vehicles.

For more information about the event, visit http://www.porttechla.org/events/expo.asp.

About Flux Power

Flux Power designs, develops, manufactures and sells cost efficient advanced energy storage systems. Incorporated in October 2009, Flux Power began shipping prototype products in the second quarter of 2010 while continuing to develop its intellectual property portfolio. Currently, Flux Power’s product offerings include batteries in various sizes and forms, packaged modules, fully tested and validated advanced energy storage systems and various system accessories. These accessories include: stand-alone battery management, stackable chargers, programming software and display systems. Flux Power sells modular advanced energy storage products through distributors such as Dukes Garage, Electric Motor Sports, MC Electric Vehicles, and EV America. These customers benefit from Flux Power’s proprietary system and cell technologies, which greatly extend cycle life and improve system performance. For more information visit www.FLUXpwr.com or email info@FLUXpwr.com.

About TransPower
Transportation Power, Inc., doing business as TransPower, is a privately-held California company that develops and provides clean power generation and conversion technologies and products. TransPower has developed a proprietary “ElecTruck™” integrated electric drive system for large trucks, and more recently has begun developing the “ElecTrans™” drive system for school buses and transit buses. TransPower is also developing its “Grid-Saver” fast energy storage system, designed to maximize commonality with TransPower’s electric vehicle products, including lithium battery modules, battery management systems, and energy management technology. TransPower also has capabilities in development of hybrid and fuel cell systems. For more information, contact info@transpowerusa.com or visit www.transpowerusa.com.

Key Words: LiFe, LiFePo4, Lithium iron phosphate, Battery Management System, Electric Vehicles, Plug-in hybrid, Utility vehicles, PortTechLA, PortTechExpo, Industrial vehicles

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For more information contact:

Shareholder Relations:

marketrelations@FLUXpwr.com

1.877.505.3589 ext.123

Media Relations:

mediarelations@FLUXpwr.com

1.877.505.3589

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